                         NEWS RELEASE

Lincoln Financial Group Reports Second Quarter 2009 Results
_____________________________________________
Net Flows Double Year-over-Year
Second Quarter Actions Strengthen Capital Position and Financial Flexibility

Philadelphia, PA, July 29, 2009 – Lincoln Financial Group (NYSE:LNC) today reported a net loss of $161 million, or $0.62 per share, for the second quarter of 2009, versus net income of $125 million, or $0.48 per diluted share in the prior-year quarter. The 2009 quarter included a loss of $170 million, after tax, or $0.65 per share, related to the sale of Lincoln National (UK) plc, realized investment losses of $109 million, after tax, or $0.42 per share, and positive variable annuity hedge program results which were more than offset by the FAS 157 non-performance risk factor resulting in a net loss of approximately $110 million, after tax, or $0.42 per share.

Income from operations for the second quarter of 2009 was $212 million, or $0.81 per diluted share, compared to $323 million, or $1.24 per diluted share, in the second quarter of 2008. The current quarter reflects the year-over-year decline in the equity markets and included a loss on alternative investments of $29 million, after tax, versus alternative investment income in the year-ago quarter of $5 million, after tax. The 2009 quarter also included a restructuring charge related to expense-save initiatives of approximately $19 million, after tax, or $0.07 per diluted share. As a result of the pending sale agreement for the Lincoln UK subsidiary, income from operations in the second quarter of 2009 excludes approximately $10 million of income from this segment, which is now included in discontinued operations.

Dennis R. Glass, president and CEO, said, “We have responded to the external challenges by taking aggressive steps including a diverse set of capital actions, expense-save initiatives, and product and distribution enhancements to accommodate changing client preferences and the economic realities. These actions have improved our capital position, better protect the company against further capital market fluctuations and support the continued growth of our businesses as we move forward.”

Second Quarter 2009 Highlights:
•	Consolidated net flows of $2.1 billion doubled versus the 2008 period and increased 8% sequentially, with stable retail deposits and improved lapse rates across all segments.
•	Issued $690 million of common equity and $500 million of senior debt and ended the quarter with holding company cash and cash equivalents of approximately $800 million.
•	Unrealized losses at the end of the quarter improved more than 40% sequentially, contributing to an overall increase of $1.8 billion in stockholders’ equity.
•	Completed expense reductions expected to yield run-rate savings $250 million, pre DAC and tax, by year-end 2009.

Glass added, “For the second consecutive quarter, we reported positive net flows and profits in each of our business segments. In addition to our core strengths, strong sales in our indexed annuities, term insurance and MoneyGuard® linked-benefit product highlighted our ability to adapt to market demands. These solid fundamentals underscored the resilience of Lincoln’s business model, our diverse product portfolio, and the quality of our distribution platforms.”

Capital and Liquidity
In the second quarter of 2009, Lincoln issued $690 million of common stock, or 46 million shares, and $500 million of senior notes in the public markets. On July 10, 2009, the company issued $950 million in Series B preferred shares, or 950,000 shares, pursuant to the U.S. Treasury’s Capital Purchase Program (CPP) and warrants to purchase approximately 13 million shares of LNC common stock. The CPP financing represents approximately 6% of the company’s total capitalization. The company retained approximately $1.1 billion of the proceeds at the holding company and contributed $1 billion to the insurance subsidiaries.

As of June 30, 2009, commercial paper outstanding was approximately $200 million, which the company expects to maintain in the near-term. The holding company reduced its borrowings under the inter-company cash management program to zero and held cash and cash equivalents of approximately $800 million at the end of the second quarter.

Lincoln Financial estimates a risk based capital (RBC) ratio at June 30, 2009, of approximately 350% for The Lincoln National Life Insurance Company and its affiliates. This estimate does not reflect the $1 billion contribution made to the insurance subsidiaries in the month of July, which would add approximately 70 percentage points to RBC.

Realized and Unrealized Gains and Losses on Investments
Total gross realized losses on general account investments were $236 million, pre DAC and tax, down modestly from the sequential quarter. At the end of the second quarter, the company reported a net unrealized loss position for available-for-sale securities, including unrealized gains, of $1.6 billion, after tax, an improvement of more than 40% from March 31, 2009.

Consolidated Retail Retirement and Insurance Deposits and Flows
Consolidated retail deposits into retirement and insurance products of $4.9 billion in the second quarter compared to $5.9 billion a year ago and were up modestly from the first quarter. Consolidated retail retirement and insurance product net flows of $1.9 billion compared to $2.5 billion in the 2008 quarter and were up 16% sequentially. Retirement and insurance account balances were $125.0 billion at June 30, 2009, down 11% year-over-year and up 9% sequentially.

Second Quarter 2009 Segment Results
Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $65 million in the second quarter of 2009 versus $116 million in the year-ago period, reflecting a $13.9 billion decline in average variable account balances compared to the prior year. The 2009 quarter included a loss on alternative investments of $5 million, after tax.

Gross annuity deposits were $2.6 billion, down 23% from the prior year but up 20% from the first quarter. Net flows were $1.0 billion versus $1.6 billion in the 2008 quarter, but more than doubled sequentially. Variable annuity product deposits of $1.7 billion and net flows of $651 million were down 41% and 59% year-over-year, respectively, reflecting depressed economic and market conditions. Variable annuity product deposits and net flows increased 9% and 49%, respectively, from the first quarter. Fixed and indexed annuity product deposits of $900 million were up 83% year-over-year and 49% sequentially, driving an improvement in net flows for both periods.

Defined Contribution
Defined Contribution reported income from operations of $28 million, versus $41 million for the same period a year ago, reflecting a $6.1 billion decline in average variable account balances compared to prior year. The 2009 quarter included a loss on alternative investments of $3 million, after tax.

Gross deposits of $1.2 billion were down 13% versus prior year. Total net flows increased 39% to $329 million compared to the year-ago quarter, reflecting continued strong persistency. Deposits and net flows were down sequentially, a result of normal seasonality in the first quarter.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $133 million compared to $164 million in the second quarter of 2008. The 2009 quarter included a loss on alternative investments of $20 million, after tax. The current quarter’s results also included a net positive impact of approximately $10 million, after tax, primarily attributable to favorable mortality.

Life insurance sales were $124 million in the second quarter compared to $166 million in the 2008 period and $145 million in the first quarter. MoneyGuard®, a linked-benefit universal life insurance policy with a long term care rider, and term life insurance sales improved year-over-year and sequentially once again, as market demand shifted toward lower-cost protection products.

Group Protection
For the second quarter, Group Protection’s income from operations was $34 million, compared to $32 million in the prior-year period. The non-medical loss ratio in the current period was 68.2%, driven by favorable experience in group disability.

Net earned premiums were $413 million in the second quarter, up 5% over the year-ago period. Annualized sales of $59 million declined 8% compared to the 2008 quarter due primarily to weak economic conditions, but were up 10% sequentially.

Investment Management
Investment Management segment income from operations was $5 million in the second quarter of 2009, compared to $15 million in the prior year, reflecting weak equity markets. Assets under management of $126.7 billion as of June 30, 2009, were down $15.0 billion year-over-year, but up $10.0 billion sequentially.

Total deposits for the second quarter were $3.9 billion, up 10% versus the year-ago period, but down 25% versus the first quarter. Positive net flows were $73 million compared to a negative $1.5 billion in the prior-year and a positive $211 million in the sequential quarter. Year-over-year improvements were balanced across the retail and institutional businesses.

Other Operations
The operating loss in Other Operations was $52 million in the quarter, versus $45 million in the prior-year quarter. A charge of approximately $19 million, after tax, related to expense-save initiatives was included in the 2009 quarter’s results.

Book Value
As of June 30, 2009, the book value per share of common stock, including accumulated other comprehensive income (AOCI), was $30.02 compared to $40.85 a year ago. Book value per share, excluding AOCI, was $35.67, compared to $43.99 a year ago.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations. The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

The tables attached to this release define and reconcile income from operations, ROE, and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s second quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Thursday, July 30, 2009. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:
- Dial:           (877) 852-6543 (Domestic)
     (719) 325-4773 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its second quarter 2009 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $181 billion as of June 30, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:                Jim Sjoreen                                                                   Laurel O’Brien
         484 583-1420                                                                484 583-1735
         Investor Relations                                                      Media Relations
         Investorrelations@LFG.com                                     mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after-tax results excluding, as applicable, realized gains and losses associated with the following: sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of related trading securities; change in the fair value of the embedded derivatives of our guaranteed living benefits within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative; net difference between the benefit ratio unlocking of SOP 03-1 reserves on our guaranteed death benefit riders within our variable annuities and the change in the fair value of the derivatives excluding our expected cost of the hedging instruments; changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products as required under SFAS 133 and SFAS 157, income (loss) from the initial adoption of changes in accounting principles; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; losses on early retirement of debt, including subordinated debt; losses from the impairment of intangible assets and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

($ in millions, except per share data)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Income (Loss)	$ (161.4)	$ 124.7	$ (740.3)	$ 413.8
Less:
Excluded realized loss, after-tax	(214.5)	(73.2)	(401.5)	(102.6)
Income from reserve changes (net of related
amortization) on business sold through reinsurance, after-tax	0.4	0.4	0.8	0.8
Gain on early extinguishment of debt, after tax	-	-	41.8	-
Impairment of intangibles, after-tax	0.6	(139.0)	(602.9)	(139.0)
Income (loss) from discontinued operations, after-tax	(160.3)	13.1	(155.4)	19.9
Income from Operations	$ 212.4	$ 323.4	$ 376.9	$ 634.7

Earnings (Loss) Per Share (Diluted)
Net income (loss)	$ (0.62)	$ 0.48	$ (2.87)	$ 1.58
Income from operations	0.81	1.24	1.45	2.43

Average Equity
(Excluding AOCI)	$ 10,540.5	$ 11,357.0	$ 10,540.0	$ 11,403.8

Return on Equity
Net income (loss)	-6.1%	4.4%	-14.0%	7.3%
Income from operations	8.1%	11.4%	7.2%	11.1%

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI, by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily due to the affect of capital market conditions on our available-for-sale securities.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2009 and 2008 is set forth below.

	As of June 30,
	2009	2008
Book value per share, including AOCI	$ 30.02	$ 40.85
Per share impact of AOCI	(5.65)	(3.14)
Book value per share, excluding AOCI	$ 35.67	$ 43.99

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)
	For the Three Months Ended
	June 30,
	2009	2008

Revenues	$ 1,951.9	$ 2,493.2
Net Income (Loss)	(161.4)	124.7

Earnings (Loss) per Share - Basic (1)	$ (0.62)	$ 0.48
Earnings (Loss) per Share - Diluted (1)	(0.62)	0.48

Average Shares - Basic (1)	260,085,214	257,785,473
Average Shares - Diluted (1)	260,085,214	259,617,020

(1) As a result of the net loss in the second quarter of 2009, shares used in the earnings (loss) per share calculation represent basic shares since using diluted shares would have been anti-dilutive to the calculation.

	For the Six Months Ended
	June 30,
	2009	2008

Revenues	$ 4,152.0	$ 5,001.4
Net Income (Loss)	(740.3)	413.8

Earnings (Loss) per Share - Basic (2)	$ (2.87)	$ 1.59
Earnings (Loss) per Share - Diluted (2)	(2.87)	1.58

Average Shares - Basic (2)	257,834,591	259,368,519
Average Shares - Diluted (2)	257,834,591	261,190,788

(2) As a result of the net loss in the first six months of 2009, shares used in the earnings (loss) per share calculation represent basic shares since using diluted shares would have been anti-dilutive to the calculation.

Forward Looking Statements — Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Continued economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the impact of the U.S. Treasury's Troubled Asset Relief Program on the economy;
•	The cost and other consequences of the existing regulation to which we are subject and potential regulations to which we would become subject as a result of our participation in the CPP;
•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln's products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and  unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln's fixed annuity and life insurance businesses and demand for Lincoln's products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln's products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln's variable annuity products;

•
Ineffectiveness of Lincoln's various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of stranger-originated life insurance business;

•	Changes in GAAP that may result in unanticipated changes to Lincoln's net income;
•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of its insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln's companies requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln's ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect Lincoln's businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•
The unknown impact on Lincoln's business resulting from changes in the demographics of Lincoln's client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of the release.